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                                                                       Exhibit A

                                    RESOLUTIONS
                                         OF
                           CANDLEWOOD HOTEL COMPANY, INC,
                               a Delaware corporation
                            ADOPTED AT A SPECIAL MEETING
                             OF THE BOARD OF DIRECTORS
                               ON SEPTEMBER 19, 1997

                    ISSUANCE AND SALE OF SERIES A PREFERRED STOCK
                    ---------------------------------------------

ISSUANCE AND SALE OF SERIES A PREFERRED STOCK

         WHEREAS, pursuant to the Company's Restated Certificate of Incorporation, the Company is authorized to issue Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock") with such rights, preferences and powers as may be determined by the Board of Directors; and

         WHEREAS, the Board of Directors (the "Board") has determined that it is in the best interests of the Company and the stockholders of the Company that the Company raise additional capital through the private placement and sale of a series of Preferred Stock of the Company with substantially such terms and conditions as are set forth on the term sheet attached hereto as Exhibit A; and

         WHEREAS, the Board has determined that it is in the best interests of the Company and the stockholders of the Company that there be designated 65,000 shares of its Preferred Stock as "Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock");

         NOW, THEREFORE, BE IT RESOLVED, that subject to the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, the Company hereby designates and is hereby authorized to issue up to 65,000 shares of Series A Preferred Stock at a price no less than $1,000 per share, in one or more closings, pursuant to the terms and conditions as substantially set forth on the term sheet attached hereto as Exhibit A.

STOCKHOLDER NOTIFICATION

         WHEREAS, the NASDAQ Stock Market ("NASDAQ"), in lieu of stockholder approval of the private placement offering at a stockholder meeting, has agreed to accept, (i) written consent of a majority of the shares of the Company (exclusive of shares issued in the private placement offering), (ii) approval of the Board of Directors of the Company, and (iii) notification to the stockholders of the Company of


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the private placement transaction, the terms and conditions of the issuance of the Series A Preferred Stock, and the closing procedures in connection with the offering;

         NOW, THEREFORE, BE IT RESOLVED, that, in conformance with the rules and requirements of the NASDAQ, the officers of the Company are hereby authorized and directed, for and on behalf of the Company, to send notification to the stockholders of the Company describing the private placement transaction, the terms and conditions of the issuance of the Series A Preferred Stock, and the closing procedures in connection with the offering.

FILING OF CERTIFICATE OF DESIGNATIONS

         RESOLVED FURTHER, that the Board hereby adopts, and officers of the Company are hereby authorized and directed, for and on behalf of the Company, to execute and file with the Secretary of State of the State of Delaware, the resolutions set forth in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the '"Certificate of Designations") the form attached hereto as Exhibit B.

APPROVAL OF TRANSACTIONAL AGREEMENTS

         RESOLVED FURTHER, that the officers of the Company are hereby authorized and directed, for and on behalf of the Company, to execute and deliver a Stock Purchase Agreement, a Stockholders Agreement, a Registration Rights Agreement and any and all other agreements to be entered into by the Company and the purchasers of Series A Preferred Stock for the purpose of consummating the issuance and sale of the Series A Preferred Stock to such purchasers, which agreements shall be in the form and contain the terms and conditions as the officer or officers of the Company executing the agreements on behalf of the Company shall approve, the execution by such officer or officers of any such agreements to be conclusive evidence of such approval and the authorization of the Board granted hereby.

         RESOLVED FURTHER, that the officers of the Company are hereby authorized to execute and deliver to the purchasers temporary Series A Preferred Stock certificates representing the number of shares of Series A Preferred Stock purchased by such purchasers in the private placement offering until such temporary stock certificates can be exchanged for permanent stock certificates prepared by the Company's transfer agent.

         RESOLVED FURTHER, that such shares of Series A Preferred Stock, when issued, shall be duly authorized, validly issued, fully paid and nonassessable.

         RESOLVED FURTHER, that the officers of the Company are hereby authorized and directed, for and on behalf of the Company, to provide for the issuance of the Series A Preferred Stock in two closings, the initial closing to involve the sale of



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25,000 shares of the Series A Preferred Stock and the second closing to occur on the tenth day following the date of the notification to stockholders and to involve the sale of 40,000 shares of the Series A Preferred Stock.

PREFERRED STOCK CERTIFICATE

         RESOLVED FURTHER, that the form of stock certificate attached hereto as Exhibit C be, and it hereby is, approved and adopted as the Series A Cumulative Convertible Preferred Stock Certificate of the Company.

RESERVATION OF SHARES FOR ISSUANCE UPON CONVERSION

         RESOLVED FURTHER, that effective upon the closing of the offering, the Company hereby reserves for issuance upon conversion of the Series A Preferred Stock 6,842, 105 of its duly authorized and unissued shares of Common Stock, par value $.01 per share, or such lessor or greater number of shares of Common Stock as the then outstanding shares of Series A Preferred Stock are convertible into.

         RESOLVED FURTHER, that the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock, when so issued, shall be duly authorized, validly issued, fully paid and nonassessable.

BLUE SKY

         RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized in the name and on behalf of the Company, to take any and all action which they deem necessary or advisable in order to effect the registration or qualification (or exemption therefrom) of the Series A Preferred Stock for issue, offer, sale or trade under the Blue Sky or securities laws of any of the States or jurisdictions of the United States of America and in connection therewith to execute, acknowledge, verify, deliver, file or cause to be published any applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, and to take any and all further action which they may deem necessary or advisable in order to maintain any such registration or qualification for as long as they deem necessary or as required by law or by the underwriters of such securities.

         RESOLVED FURTHER, that there is hereby adopted the form of any and all resolutions required by any such authority or authorities to be filed in connection with such papers and documents if (1) in the opinion of the officers of the Company certifying the same the adoption of such resolutions is necessary or advisable, and (2) the Secretary of the Company evidences such adoption by inserting in the minutes of this meeting copies of such resolutions, which resolutions shall thereupon be deemed to be adopted by the Board and incorporated in the minutes of this meeting as a part of this resolution, with the same force and effect as if presented at this meeting.


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APPOINTMENT OF PRICING COMMITTEE

         RESOLVED FURTHER, that pursuant to the Bylaws of the Company, the Board hereby establishes a Pricing Committee comprised of the following Board members and representing the entire membership of the Pricing Committee: Jack
P. DeBoer, Gary E. Costley, Warren D. Fix and Richard J. Ferris.

         RESOLVED FURTHER, that the Pricing Committee is hereby authorized and directed to negotiate the final terms and conditions of the offering of the Series A Preferred Stock, to the extent such terms are materially different from those approved by the Board of Directors, including, without limitation (i) the final form of the Stock Purchase Agreement, (ii) the number of shares of Series A Preferred Stock to be included in the offering on behalf of the Company, subject to the limits of issuance authorized by the Board, and (iii) the price to be received by the Company for the Series A Preferred Stock to be sold, net of expenses and the discounts and commissions payable to the placement agent.

                                 AMENDMENT TO BYLAWS

         WHEREAS, it is deemed to be in the best interests of the Company and its stockholders that Section 3.1 of Article III of the Bylaws of the Company be amended to increase the authorized number of directors; and

         WHEREAS, it is deemed to be the best interests of the Company and its stockholders that Section 4.7 of Article IV of the Bylaws of the Company be amended to provide for a Chief Executive Officer as a separate officer, if necessary;

         NOW, THEREFORE, BE IT RESOLVED, that Section 3.1 of Article III of the Bylaws of the Company is hereby amended to read in its entirety as follows:

         Section 3.1 NUMBER, ELECTION AND TENURE. The authorized number of directors which shall constitute the Board shall not be less than seven (7) nor more than ten (10). The exact number shall be determined from time to time by resolution of the Board. Until otherwise determined by such resolution, the Board shall consist of ten (10) persons. Directors shall be elected at the annual meeting of stockholders and each director shall serve until such person's successor is elected and qualified or until such person's death, retirement, resignation or removal. The directors need not be stockholders. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, if any, any and all directors of the corporation may be removed from office by the holders of the outstanding shares of Common Stock of the corporation at any annual or special meeting of stockholders of the corporation, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting.


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         RESOLVED FURTHER, that Section 4.7 of Article IV of the Bylaws of the
Company is hereby amended to read in its entirety as follows:

         Section 4.7 President. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation, unless such an officer is elected separately by the Board of Directors, and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. He shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He shall be an ex-officio member of all committees and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

         RESOLVED FURTHER, that the above amendments to the Bylaws of the Company are hereby adopted and approved.

                              ELECTION OF NEW DIRECTORS
                              -------------------------

         WHEREAS, the Bylaws of the Company, as amended hereto, state that the authorized number of directors which shall constitute the Board of Directors shall not be less than seven (7) nor more than ten (10), with the exact number to be determined from time to time by resolution of the Board. Until otherwise determined by such resolution, the Board shall consist of ten (10) persons; and

         WHEREAS, the amendment to the Bylaws setting the number of directors at ten (10) has created three vacancies thereby; and

         WHEREAS, the Bylaws of the Company provide that newly created directorships resulting in any increase in the authorized number of directors shall be filled solely by the affirmative vote of a majority of the directors then in office;

         NOW, THEREFORE, BE IT RESOLVED, that, subject to the closing of the offering and purchase of the $65 million of Series A Preferred Stock, Robert Cresci, Robert Morris and Frank Pados are unanimously elected to serve as directors in accordance with the Bylaws of the Company and until their successors are duly elected and qualified.

                   GENERAL AUTHORITY AND RATIFICATION OF PRIOR ACTS
                   ------------------------------------------------

         RESOLVED FURTHER, that any officer of the Company be, and each of them hereby is, authorized and directed on behalf of the Company and in its name to take such actions and to execute such other documents and instruments as such officer may deem necessary or advisable to carry out the purposes of the foregoing resolutions,


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the taking of such actions or the execution of such instruments or documents to be conclusive evidence of the necessity or desirability thereof.

         RESOLVED FURTHER, that all acts and things heretofore done by any such officer, or by any other employee or agent of the Company, on or prior to the date hereof, in connection with the transactions contemplated by the foregoing resolutions be, and the same hereby are, in all respects ratified, confirmed, approved and adopted as acts on behalf of the Company.




























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